EXHIBIT 10.2

Identification of Criteria under the 2006 Senior Executive Incentive Plan

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Iron Mountain Incorporated (the “Company”) established the criteria that will be used to determine the annual bonus payable for 2008 Performance to Mr. Robert Brennan under the Company’s 2006 Senior Executive Incentive Plan. The categories of criteria are as follows: (1) achieving gross revenue targets, (2) achieving operating income before depreciation and amortization (OIBDA) targets, and (3) achieving other corporate goals including, but not limited to, advancing new service offerings, furthering our growth strategies and supporting our talent development objectives. The bonus may be reduced in the discretion of the Compensation Committee, after consultation with the Chairs of the Audit and Executive Committees of the Board of Directors, in accordance with the Company's 2006 Senior Executive Incentive Plan.